Exhibit (11)

VEDDER PRICE P.C.
222 NORTH LASALLE STREET
CHICAGO, ILLINOIS 60601
312.609.7500
FAX: 312.609.5005

CHICAGO • NEW YORK CITY • WASHINGTON. D.C.
April 16, 2009
Nuveen Insured Tax-Free Advantage Municipal Fund
333 West Wacker Drive
Chicago, Illinois 60606

Re:	Nuveen Insured Tax-Free Advantage Municipal Fund
Municipal Auction Rate Cumulative Preferred Shares and Common Shares to be Issued Pursuant to the Agreement and Plan of Reorganization (File No. 333-157992)
Ladies and Gentlemen:
     We are acting as special counsel to Nuveen Insured Tax-Free Advantage Municipal Fund, a Massachusetts business trust (the “Fund”), in connection with the Fund’s filing of pre-effective amendment no. 1 to a registration statement on Form N-14 (the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”) covering the registration and proposed issuance of up to 4,250,000 common shares of beneficial interest, par value $0.01 per share (the “Common Shares”) and up to 1,160 Municipal Auction Rate Cumulative Preferred Shares, Series W2, liquidation preference of $25,000 per share (“MuniPreferred”, and with the Common Shares, collectively, the “Shares”). In that capacity, we have examined such corporate records, certificates and other documents, and have made such other factual and legal investigations as we have deemed necessary and appropriate for the purposes of this opinion.
     We have assumed that the Registration Statement, the form of Agreement and Plan of Reorganization (the “Agreement”) relating to the Fund’s Shares and the form of Amendment and Restatement of Statement Establishing and Fixing the Rights and Preferences of Municipal Auction Rate Cumulative Preferred Shares (the “Statement”) relating to the Fund’s MuniPreferred will be duly completed, executed and delivered and in accordance with the resolutions of the Trustees attached to a Certificate of the Secretary of the Fund, certifying as to, the Fund’s Declaration of Trust (the “Declaration”), Statement, Amended and Restated By-Laws (the “By-Laws”), and certain resolutions adopted by the Trustees of the Fund, and that the Statement will be duly filed with the Office of the Secretary of the Commonwealth of Massachusetts.
     You have requested our opinion as to the matters set forth below in connection with the filing of the Registration Statement. In connection with rendering that opinion, we have examined the Registration Statement, the Fund’s Declaration, the Fund’s By-Laws, the

Nuveen Insured Tax-Free Advantage Municipal Fund
April 16, 2009

Statement, the Agreement, the actions of the Trustees of the Fund that authorize the approval of the foregoing documents, securities matters and the issuance of the Shares, and such other documents as we, in our professional opinion, have deemed necessary or appropriate as a basis for the opinion set forth below. In examining the documents referred to above, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of documents purporting to be originals and the conformity to originals of all documents submitted to us as copies. As to questions of fact material to our opinion, we have relied (without investigation or independent confirmation) upon the representations contained in the above-described documents and on certificates and other communications from public officials, officers and Trustees of the Fund.
     Our opinion, as set forth herein, is based on the facts in existence and the laws in effect on the date hereof and is limited to the statutory laws and regulations of the United States of America and the statutory laws and regulations (other than the conflict of law rules) of the Commonwealth of Massachusetts that in our experience are normally directly applicable to the issuance of units of beneficial interest by an entity such as the Fund. We express no opinion with respect to any other laws or regulations.
     Based upon and subject to the foregoing and the qualifications set forth below, we are of the opinion that (a) the Shares to be issued pursuant to the Registration Statement and the Agreement have been duly authorized for issuance by the Fund; and (b) when issued and paid for upon the terms provided in the Registration Statement, subject to compliance with the 1933 Act, the Investment Company Act of 1940, as amended, and applicable state laws regulating the offer and sale of securities, the Shares to be issued pursuant to the Registration Statement will be validly issued, fully paid and non-assessable.
     Under Massachusetts law, shareholders of a “Massachusetts business trust” could, under certain circumstances, be held personally liable for the obligations of the Fund. However, the Declaration disclaims shareholder liability for acts and obligations of the Fund. The Declaration also provides for indemnification out of the property of the Fund for all losses and expenses of any shareholder of the Fund held personally liable for the obligations of the Fund.
     This opinion is rendered solely for your use in connection with the filing of the Registration Statement and supersedes any previous opinions of this firm in connection with the issuance of the Shares. We hereby consent to the filing of this opinion with the SEC in connection with the Registration Statement. In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the SEC thereunder. Except as specifically authorized above in this paragraph, this opinion is not to be quoted in whole or in part or otherwise referred to, nor is it to be filed with any government agency or any other person, without, in each case, our prior written

Nuveen Insured Tax-Free Advantage Municipal Fund
April 16, 2009

consent. This opinion is given to you as of the date hereof and we assume no obligation to advise you of any change which may hereafter be brought to our attention. The opinions expressed herein are matters of professional judgment and are not a guarantee of result.
Very truly yours,
/s/ Vedder Price P.C.
VEDDER PRICE P.C.